COLLECTIVE BANCORP, INC.
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

                                                          Three Months Ended                        Six Months Ended
                                                             December 31                               December 31
PRIMARY                                                1995                1994               1995                  1994
                                                 -----------------------------------    ---------------------------------------
EARNINGS:
  Net income                                         $13,120,557         $14,977,973         $26,317,881            $30,966,531
                                                 ===================================    =======================================

SHARES:
  Weighted average number of
    common shares outstanding                         20,158,061          20,272,000          20,154,061             20,269,000


  Assuming  exercise of options reduced by
    the number of shares which could have been
    purchased with the proceeds from exercise
    of such options (1)                                  293,731             272,325             290,628                300,395
                                                 -----------------------------------    ---------------------------------------

  Weighted average number of common
    shares outstanding as adjusted                    20,451,792          20,544,325          20,444,689             20,569,395
                                                 ===================================    =======================================

Primary earnings per share of
  common stock                                             $0.64               $0.73               $1.29                  $1.51
                                                 ===================================    =======================================



ASSUMING FULL DILUTION
EARNINGS:
  Net income                                        $13,120,557         $14,977,973         $26,317,881            $30,966,531
                                                 ==================================     ======================================

SHARES:
  Weighted average number of
    common shares outstanding                        20,158,061          20,272,000          20,154,061             20,268,964

  Assuming  exercise of options reduced by
    the number of shares which could have been
    purchased with the proceeds from exercise
    of such options (2)                                 293,731             272,325             294,953                300,395
                                                 ----------------------------------     --------------------------------------

  Weighted average number of common
    shares outstanding as adjusted                   20,451,792          20,544,325          20,449,014             20,569,359
                                                 ==================================     ======================================

Fully diluted earnings per share of
    common stock                                          $0.64               $0.73               $1.29                  $1.51
                                                 ==================================     ======================================


(1) Assumes the proceeds obtained from the exercise of options were used to purchase common shares at the average market price during the quarter.

(2) Assumes the proceeds obtained from the exercise of stock options were used to purchase common shares at the market price at the close of the quarter if such price was higher than the average price during the quarter.